Green Forest Management Consulting Inc.

3F B302C, No. 185 Kewang Road

Longtan Township, Taoyuan County 325

Taiwan (R.O.C.)

January 27, 2013

Sin Lian Hua International Travel Inc

Attn: Tseng Chih Ying Chen

9F., No.52, Sec. 2, Chang’an E. Rd.,

Zhongshan Dist., Taipei City 104, Taiwan (R.O.C.)

Re: Acquisition of Sin Lian Hua International Travel Inc Letter of Intent

Dear Mrs. Chen:

This non-binding letter of intent (the “LOI”) sets forth our understanding of the mutual intentions of the below parties regarding the proposed acquisition of Sin Lian Hua International Travel Inc., a Taiwan corporation (“Sin Lian Hua”), by Green Forest Management Consulting Inc., a Taiwan (R.O.C.) corporation (“Green Forest”) (Green Forest and Sin Lian Hua may be referred to hereinafter individually as a “Party” and collectively as the “Parties”).

1. Transaction Structure. Green Forest is the wholly-owned subsidiary of San Lotus Holding Inc., a Securities and Exchange Commission reporting company traded on the over-the-counter bulletin board under the ticker symbol SLOT. The planned acquisition will be accomplished by Green Forest acquiring a 100 percent ownership interest in Sin Lian Hua (the “Acquisition”) from Sin Lian Hua’s shareholders, thereby making Sin Lian Hua a wholly owned subsidiary of San Lotus, in accordance with the terms of an executed definitive stock purchase agreement (the “Stock Purchase Agreement”) to be negotiated by the Parties. The Parties will jointly determine the optimum tax structure for the transaction in order to best satisfy tax planning, regulatory and other considerations.

2. Transaction Closing.  The Parties shall use their commercially best efforts to close the Acquisition (the “Closing”) within 180 days of execution by both Parties executing the LOI. Should the Parties be unable to close the transaction within that time period, the timeline for Closing may be extended upon the written agreement of both Parties.

3. Definitive Agreements.  The Parties shall commence preparation of the Stock Purchase Agreement and any other necessary documents (together, the “Definitive Agreements”) that will define the terms and other commitments contemplated by the parties. The Definitive Agreements will contain the general provisions outlined above in addition to the usual and customary representations and warranties, covenants, conditions and indemnifications for a transaction of this kind, including, but not limited to, tax and securities filings, and state and local corporate filings.

4. Due Diligence.  For a period of 180 days following execution of this LOI (the “Due Diligence Period”), the Parties must comply with all reasonable requests to review relevant information concerning themselves and any business entities they are affiliated with, insofar as such requests are reasonably related to the completion of the Acquisition. Upon the execution of this LOI by all Parties, and subsequent request to or by a Party, the Parties shall mutually exchange the following:

·	all Financial Statements;
·	history of financings and related documents;
·	all employment contracts and consulting agreements;
·	a list of all officers, key employees, directors, and advisors, with related bios;
·	a list and description of all assets;
·	a list of all known liabilities and claims;
·	a list of all licenses and certifications;
·	Certificate of Incorporation (with any amendments thereto);
·	all board minutes;
·	bylaws (with any amendments thereto); and
·	current shareholder list.

5. Audit Requirement. As a condition to entering into the Stock Purchase Agreement, Sin Lian Hua shall provide San Lotus with (i) fully audited financial statements and accounts and (ii) demonstrate that the accounting procedures in place at Sin Lian Hua are in full conformity with the expectations and requirements of San Lotus. Should either the audit report or the accounting procedures or both fail to meet the expectations and requirements of San Lotus, San Lotus shall be under no obligation to proceed with the Acquisition.

6. Transaction Document Expenses.  Each Party shall be solely responsible for all fees and expenses of the Parties’ agents, advisors, attorneys and accountants with respect to the negotiation of this LOI, the negotiation and drafting of the Definitive Agreements and, if the Definitive Agreements are executed, the closing of the Transaction.

7. No Shop.  Until the closing of the Acquisition, or termination of negotiations related to the Acquisition, Sin Lian Hua may not enter into any transaction or agreement related to the sale of Sin Lian Hua or any of its assets, or otherwise encumber or enter into an agreement that would encumber any of the foregoing, or enter into any agreement outside of the ordinary course of business or that would otherwise hinder the Parties’ rights or intentions under this LOI.

8. Confidentiality, Non-Disclosure and Subsequent Public Announcement. Neither Party shall disclose to any other person (other than such party’s employees, representatives and agents who are bound by confidentiality agreements or other confidentiality obligations) the terms or conditions hereof or the fact that the Acquisition is being contemplated by the Parties. Following the execution of this LOI, San Lotus shall release a Form 8-K with the Securities and Exchange Commission and a related press release regarding the LOI and the proposed Acquisition. With the exception of the Form 8-K and press release described in this section, the Parties agree not to issue any further press releases or make any further public announcement regarding the Acquisition prior to the Closing without prior written mutual consent of all Parties, except where a public announcement is otherwise required by law. In addition, each of the Parties hereto shall keep confidential each of the provision of this LOI and the agreements referenced or contemplated herein and all information each party obtains regarding the other party (collectively, the “Confidential Information”), except if (a) the information is already a matter of public record or knowledge; (b) the information may be necessary to a Party’s financial or legal advisor(s) (subject to such party agreeing to be bound to the non-disclosure covenants contained in this paragraph); or (c) such disclosure is required by law. This covenant regarding Confidential Information shall indefinitely survive the termination of this LOI or any Definitive Agreements.

9. Acknowledgments and Assent. The Parties acknowledge that they were advised to consult with an independent attorney prior to signing this LOI and that they have in fact consulted with counsel of their own choosing prior to executing this LOI. The Parties agree that they have read this LOI and understand the content herein and freely and voluntarily assent to all of the terms herein.

10. Entire Agreement; Amendment; Counterparts. This LOI represents the entire understanding of the Parties with respect to the terms of San Lotus’s proposed acquisition of Sin Lian Hua and supersedes all prior and/or contemporaneous agreements, representations and understandings, whether written or oral. This LOI may only be amended, modified or extended by a written agreement signed by both Parties hereto. This LOI may not be assigned without the other Party’s written consent. This LOI may be signed in two or more counterparts, any one of which need not contain the signature of more than one Party, but all such counterparts will constitute one and the same agreement.

We trust that these terms accurately reflect our understanding. If there are any questions or comments regarding the same, please feel to contact me at your convenience. Otherwise kindly execute this LOI acknowledging your agreement to the terms outlined above.

Agreed and accepted by:

Green Forest Management Consulting Inc. a Taiwan corporation By: /s/ Chiang Yu Chang Name: Chiang Yu Chang Title: Chairman	Sin Lian Hua International Travel Inc a Taiwan corporation By: /s/ Tseng Chih Ying Chen Name: Tseng Chih Ying Chen Title: Chief Executive Officer